EXHIBIT 10.16

March 15, 2004 (Revised March 22, 2004)

Mr. Ragu Bhargava

Dear Mr. Bhargava:

We are pleased to offer you the position of Vice-President of Finance with ActivCard. In this position, you will report to Blair Geddes, Chief Financial Officer.

Annual Salary: You will receive an annual salary of $180,000 payable in accordance with ActivCard’s normal payroll procedures.

Bonus per Annum: You will receive an annual bonus up to 25% of your base salary prorated from the date of hire to year-end and calculated based on overall company performance and your successful completion of mutually agreed upon performance objectives.

Stock Options: Base Options Grant. At the Board of Directors meeting following your date of hire, the Company’s management will recommend to the Board of Directors that it issues you an option grant to purchase 40,000 shares of ActivCard Common Stock; the exercise price of the option shall be set and approved by the Board of Directors at that meeting. Options will be issued pursuant to the terms of the Company’s U.S. Stock Option Program. The vesting period begins on the date your grant is approved by the Board of Directors.

Supplemental Option Grant: The Company will also recommend that the Board of Directors grant you an option (the “Supplemental Option”) to purchase 10,000 shares of the ActivCard Corp. Common Stock (the “Supplemental Option Shares”). The Supplemental Option will have an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

Your option vests (becomes exercisable) with respect to one-half (1/2) of the Option Shares at the end of the fifth and sixth years following the date of grant, provided that you continue to be employed by the Company on each such date. However, if the criteria referred to in (i) and (ii) below are met during the time you are employed by the Company, the unvested portion of your option will vest and become exercisable as follows:

(i)	5,000 of the Option Shares will vest at such time as the per share closing price of the Company’s Common Stock on the Nasdaq National Market reaches or exceeds $20 each trading day for a consecutive period of 90 calendar days;

(ii)	5,000 of the Option Shares will vest at such time as the per share closing price of the Company’s Common Stock on the Nasdaq National Market reaches or exceeds $30 each trading day for a consecutive period of calendar 90 days.

Benefits: You are eligible to participate in Company-sponsored benefits, on your date of hire. These benefits consist of:

■	Deferred Compensation Plan;
■	Medical (Blue Shield of California HMO, PPO, or Kaiser);
■	Dental (Principal Financial Group);
■	Vision (Medical Eye Services Network);
■	Group Life, AD&D, LTD and STD Insurance (C N A Group);
■	401K;
■	Three weeks of accrued vacation time per annum;

■	Ten paid holidays per annum;
■	One floating personal day per quarter;
■	Ten days of accrued sick time per annum.

Terms of Employment: Your employment with the Company will be “at will” and either you or ActivCard may terminate the employment relationship at any time and for any reason, with or without cause. Neither this letter, nor your acceptance thereof, constitutes a contract of employment.

Change of Control: If there is a “Change of Control” (as defined below) and within one (1) year following the Change of Control, the Company or successor corporation terminates your employment without “Cause” (as defined below) or you resign your employment for “Good Reason” (as defined below), the vesting of the Base Option will accelerate so that you acquire a vested interest in one hundred percent (100%) of the Base Option Shares at the time of such termination. The Supplemental Option will be accelerated in the event of a Change of Control only to the extent that the per share sale price of ActivCard Corp. meets or exceeds the share price thresholds of the Supplemental Option as set forth in clauses (i) and (ii) above, and any unvested portion of the Supplemental Option will terminate on the date of such Change of Control. In the event that any accelerated vesting of the Supplemental Option Shares is justified by the sale price, such vesting shall occur on the date of closing of the transaction without regard to your employment status following the closing of the transaction. The acceleration of vesting of options is conditioned upon your execution of a general release.

Employment Definitions:

“Good Reason” will occur if you resign your employment as a result of and (a) within sixty (60) days after a material reduction without Cause in your primary duties and responsibilities, or (b) within thirty (30) days after a reduction without Cause by more than fifteen percent (15%) in your starting Base Salary, or (c) within thirty (30) days after the Company relocates you to an office or location that is more than fifty (50) miles from the office you were originally hired to work for the Company.

“Cause” shall mean any of the following:

(i) Failure to Perform Duties. You willfully refuse to use your best efforts to carry out the lawful material duties consistent with your position and as directed by the Chief Financial Officer, and after written notice thereof which sets forth in detail the specific respects in which the Chief Financial Officer believes you have not substantially performed your duties, you fail to correct such behavior within a reasonable period of time but not more than thirty (30) days after being served with written notice.

(ii) Adverse Conduct. You are convicted of, plea “guilty” or “no contest” to a felony offense or commit any act of misconduct which is likely to be materially detrimental to the reputation of the Company, or commit an act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company; or

(iii) Breach Agreement or Policy. You materially breach this Offer, the Proprietary Information and Inventions Agreement, or any other material written agreement between you and the Company or you materially breach or violate any lawful material employment policy of the Company, which is detrimental to the Company, including those prohibiting harassment of another employee.

“Change of Control” shall mean the sale of all or substantially all of the assets of the Company to a non-affiliate, or any merger or consolidation of ActivCard Corp. with or into another corporation or any other transaction in which the holders of more than 50% of the shares of capital stock of ActivCard Corp. outstanding immediately prior to such transaction do not continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) 50% or more of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction. For further clarification, a reorganization or similar transaction amongst ActivCard Corp. and/or its affiliates shall not be deemed to constitute a Change of Control.

“Disability” shall mean that you have failed to perform your duties after reasonable accommodation by the Company for a period of not less than ninety (90) consecutive days as a result of your incapacity due to physical or mental injury, disability, injury or illness.

As an employee of the Company, you will be expected to devote all of your business time, skill, attention, and best efforts to ActivCard’s business and to fulfill your responsibilities to the best of your abilities.

Your signature on the attached Acceptance and Acknowledgement page acknowledges your understanding that your employment is contingent upon your providing appropriate legal proof of eligibility to be employed in the United States within three days of your start date as well as signing the Company’s customary Employee Proprietary Information Agreement, a copy of which is attached.

Start Date: Your employment with ActivCard will commence upon a date agreed upon by the company and yourself.

This offer is contingent upon the company’s successful completion of your references. Please indicate your acceptance of the terms of this offer by returning a signed copy of this letter to Human Resources. This offer is valid through the close of business Tuesday, March 23, 2004.

Ragu, we are excited about having you as a member of the ActivCard team, and all of us look forward to working with you.

Sincerely,

/s/    MARY LEMONS

Mary Lemons

Vice President

Human Resources

Enclosures:	Duplicate Letter
Employee Confidential Information Agreement
Employee Benefits Summary

Acceptance and Acknowledgment

I have read, understand, and accept the foregoing terms of employment. I certify that on this date I will not be employed by, on the payroll of, or compensated by any other Company, with the exception of a position(s) on the Board of Directors of a Company whose business activity is not in conflict or competitive with ActivCard. I will provide a listing of any current Board-level obligations to the Chief Financial Officer of ActivCard to be presented at the first Board meeting that follows my acceptance of this position with the Company. I will provide a written request to the Chief Financial Officer seeking his approval of prospective new Board positions prior to entering into new Board-level commitments.

I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.

I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States within three days of my start date as well as signing the Company’s customary Employee Confidential Information Agreement, a copy of which is attached.

Signed:	/s/ RAGU BHARGAVA
Ragu Bhargava

Date:	March 23, 2004

Amendment to Employment Offer Letter

of Ragu Bhargava

Effective date:	November 1, 2004
Title:	Senior Vice President, Finance and Chief Financial Officer
Annual Base Salary:	$200,000
Annual Bonus:	Up to $100,000 (subject to compensation committee approval)